                                                                    Exhibit 3.01


                          CERTIFICATE OF INCORPORATION
                                       OF
                                  EXCITE, INC.


                                    ARTICLE I

         The name of the corporation is Excite, Inc.


                                   ARTICLE II

         The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.


                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

         The total number of shares of all classes of stock which the corporation has authority to issue is one hundred four million (104,000,000) shares, consisting of two classes: one hundred million (100,000,000) shares of Common Stock, $0.001 par value per share, and four million (4,000,000) shares of Preferred Stock, $0.001 par value per share.

         The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.

         Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.


                                    ARTICLE V

         The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.


                                   ARTICLE VI

         Pursuant to the provisions of Section 228 of the Delaware General Corporation Law, actions which are required to be or which may be taken at taken at any annual or special meeting of stockholders may not be taken without a meeting by the consent in writing of the stockholders of the corporation.


                                   ARTICLE VII

         Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.


                                  ARTICLE VIII

         To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.


                                   ARTICLE IX

         The name and mailing address of the incorporator is Michael J. McAdam, c/o Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306.

         The undersigned incorporator hereby acknowledges that the foregoing certificate is his act and deed and that the facts stated herein are true.

Date:  June 11, 1998
                                       /s/ Michael J. McAdam
                                       -----------------------------------------
                                       Michael J. McAdam, Incorporator



                                       2